Exhibit 24.1
Iowa Telecommunications Services, Inc.
Power of Attorney
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan L. Wells and Donald G. Henry, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the issuance of shares of common stock of Iowa Telecommunications Services, Inc. pursuant to the Iowa Telecommunications Services, Inc. 2007 Employee Stock Purchase Plan, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 31st day of July, 2007.

/s/ Alan L. Wells Alan L. Wells	Chief Executive Officer, President and Chairman (principal executive officer)
/s/ Craig A. Knock Craig A. Knock	Chief Financial Officer (principal financial and accounting officer)
/s/ Norman C. Frost Norman C. Frost	Director
/s/ Brian G. Hart Brian G. Hart	Director
/s/ Kevin R. Hranicka Kevin R. Hranicka	Director
/s/ Craig A. Lang Craig A. Lang	Director
/s/ Kendrik E. Packer Kendrik E. Packer	Director
/s/ H. Lynn Horak H. Lynn Horak	Director
/s/ Donald G. Henry Donald G. Henry	Vice President, General Counsel and Secretary